                                                                     EXHIBIT 2.1

================================================================================

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                            CIVICBANK OF COMMERCE,

                                 CIVIC BANCORP

                                      AND

                               EAST COUNTY BANK

                         Dated as of October 18, 1999

================================================================================

                               TABLE OF CONTENTS

                                                                       PAGE
ARTICLE 1   TRANSACTIONS AND TERMS OF MERGER                            1
       1.1  Merger...................................................   1
       1.2  Time and Place of Closing................................   1
       1.3  Effective Time...........................................   2
       1.4  Alternative Structure....................................   2

ARTICLE 2.  TERMS OF MERGER..........................................   2
       2.1  Charter..................................................   2
       2.2  Bylaws...................................................   2
       2.3  Directors and Officers...................................   2

ARTICLE 3   MANNER OF CONVERTING SHARES..............................   3
       3.1  Conversion of Shares.....................................   3
       3.2  Dissenting Shareholders..................................   3

ARTICLE 4.  PAYMENT OF CASH..........................................   3
       4.1  Exchange Procedures......................................   3
       4.2  Rights of Former ECB Shareholders........................   4

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF ECB....................   5
       5.1  Organization, Standing, and Power........................   5
       5.2  Authority of ECB; No Breach By Agreement.................   5
       5.3  Capital Stock............................................   6
       5.4  ECB Subsidiaries.........................................   6
       5.5  Financial Statements.....................................   6
       5.6  Absence of Undisclosed Liabilities.......................   6
       5.7  Absence of Certain Changes or Events.....................   7
       5.8  Tax Matters..............................................   7
       5.9  Allowance for Possible Loan Losses.......................   8
       5.10 Classified Assets........................................   8
       5.11 Assets...................................................   8

                               TABLE OF CONTENTS
                                  (Continued)

                                                                       PAGE
      5.12  Intellectual Property....................................   9
      5.13  Brokered Deposits........................................   9
      5.14  Environmental Matters....................................   9
      5.15  Compliance with Laws.....................................  10
      5.16  Labor Relations..........................................  11
      5.17  Employee Benefit Plans...................................  11
      5.18  Material Contracts.......................................  13
      5.19  SBA Status...............................................  13
      5.20  Legal Proceedings........................................  13
      5.21  Brokers and Finders......................................  14
      5.22  Reports..................................................  14
      5.23  Anti-Takeover Provisions.................................  14
      5.24  Board Recommendation.....................................  14
      5.25  Y2K......................................................  14
      5.26  Statements True and Correct..............................  14

ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF CIVIC AND BANCORP......  15
       6.1  Organization, Standing, and Power........................  15
       6.2  Authority of Civic and BanCorp; No Breach By Agreement...  15
       6.3  SEC Filings..............................................  16
       6.4  Financial Statements.....................................  16
       6.5  Absence of Certain Changes or Events.....................  17
       6.6  Compliance with Laws.....................................  17
       6.7  Legal Proceedings........................................  17
       6.8  Statements True and Correct..............................  18
       6.9  Ability to Perform.......................................  18
       6.10 Board Approval...........................................  18

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                       PAGE
ARTICLE 7    CONDUCT OF BUSINESS PENDING CONSUMMATION................................    18

        7.1  Affirmative Covenants of ECB............................................    18
        7.2  Negative Covenants of ECB...............................................    19
        7.3  Affirmative Covenants of Civic and BanCorp..............................    21
        7.4  Notice of Adverse Changes in Condition..................................    21
        7.5  Reports.................................................................    21

ARTICLE 8    ADDITIONAL AGREEMENTS...................................................    22

        8.1  Proxy Statement; Shareholder Approval...................................    22
        8.2  Applications............................................................    22
        8.3  Filings with DFI and State Offices......................................    22
        8.4  Agreement as to Efforts to Consummate...................................    22
        8.5  Investigation and Confidentiality.......................................    23
        8.6  Press Releases..........................................................    23
        8.7  Certain Actions.........................................................    23
        8.8  Charter Provisions......................................................    24
        8.9  Employee and Director Benefits and Contracts............................    24
        8.10 Pre-Closing Adjustments.................................................    25

ARTICLE 9    CONDITIONS PRECEDENT TO OBLIGATIONS TO
             CONSUMMATE..............................................................    25

        9.1  Conditions to Obligations of Each Party.................................    25

             (a) Shareholder Approval................................................    25
             (b) Regulatory Approvals................................................    25
             (c) Consents and Approvals..............................................    26
             (d) Legal Proceedings...................................................    26

        9.2  Conditions to Obligations of Civic and BanCorp..........................    26

             (a) Representations and Warranties......................................    26
             (b) Performance of Agreements and Covenants.............................    26
             (c) Certificates........................................................    26

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                       PAGE
             (d) Opinion of Counsel..................................................    27
             (e) Claims Letters......................................................    27
             (f) Support Agreements..................................................    27
             (g) Noncompetition Agreements...........................................    27
             (h) CEO Agreement.......................................................    27
             (i) CFO Agreement.......................................................    27
             (j) SBA Department......................................................    27
             (k) ECB Adjusted Shareholders' Equity...................................    27

        9.3  Conditions to Obligations of ECB........................................    28

             (a) Representations and Warranties......................................    28
             (b) Performance of Agreements and Covenants.............................    28
             (c) Certificates........................................................    28
             (d) Fairness Opinion....................................................    29
             (e) Opinion of Counsel..................................................    29

ARTICLE 10   TERMINATION.............................................................    29

        10.1 Termination.............................................................    29
        10.2 Effect of Termination...................................................    30

ARTICLE 11   MISCELLANEOUS...........................................................    30

        11.1 Definitions.............................................................    30
        11.2 Expenses................................................................    38
        11.3 Entire Agreement........................................................    38
        11.4 Amendments..............................................................    38
        11.5 Waivers.................................................................    38
        11.6 Assignment..............................................................    39
        11.7 Notices.................................................................    39
        11.8 Governing Law...........................................................    40
        11.9 Counterparts............................................................    40

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                       PAGE
     11.10  Captions; Articles and Sections..........................................    40
     11.11  Interpretations..........................................................    40
     11.12  Enforcement of Agreement.................................................    40
     11.13  Severability.............................................................    40

                         AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 18, 1999, by and among Civic BanCorp, a California corporation ("BanCorp"), CivicBank of Commerce, a state licensed bank with its main office in Oakland, California, and a wholly owned subsidiary of BanCorp ("Civic"), and East County Bank, a state-licensed bank with its office in Antioch, California ("ECB").

                                   Preamble

          The respective Boards of Directors of ECB, BanCorp and Civic are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement. This Agreement provides for the merger of ECB with and into Civic, subject to Civic's right to effect the combination through a different structure so long as the consideration payable to ECB's shareholders is not reduced. At the effective time of such merger, the outstanding shares of the capital stock of ECB shall be converted into the right to receive cash.

          The transactions described in this Agreement are subject to the approvals of the shareholders of ECB, the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System (the "FRB") and the California Department of Financial Institutions (the "DFI").

          Certain terms used in this Agreement are defined in Section 11.1.

          NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                       TRANSACTIONS AND TERMS OF MERGER

          1.1 Merger. Subject to the terms and conditions of this Agreement, including Section 1.4 below, at the Effective Time, ECB shall be merged with and into Civic in accordance with the provisions of Section 4881 of the California Financial Code (the "Merger"). Civic shall be the Surviving Bank resulting from the Merger and shall continue to be governed by the laws of California. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of ECB and Civic.

          1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. Pacific time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M. Pacific time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

          1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Commissioner of Financial Institutions of the State of California (the "Commissioner") and the FRB (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before January 31, 2000, or, if it is not possible or practicable to close on such date, the fifth business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date the shareholders of ECB have approved this Agreement to the extent such approval is required by applicable Law; provided, that Civic may request an extension of Closing for up to 30 days from January 31, 2000, to pursue "Preferred Lender" status from the SBA.

          1.4 Alternative Structure. Notwithstanding anything contained in this Agreement to the contrary, Civic and BanCorp may specify, for any reasonable business, tax or regulatory purpose, that before the Merger, BanCorp, Civic and ECB shall enter into transactions other than those described herein in order to effect the purposes of this Agreement, and the parties shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, that no such specification may (a) materially and adversely affect the timing of the acquisition of ECB or (b) adversely affect the economic benefits, the form of consideration or the timing of payment of the consideration to the shareholders of ECB. The alternative structure specified by BanCorp and Civic may include, without limitation, a merger between ECB and a wholly-owned subsidiary of Civic or with a different wholly-owned subsidiary of BanCorp.

                                   ARTICLE 2

                                TERMS OF MERGER

          2.1 Charter. The Articles of Incorporation of Civic in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until duly amended or repealed.

          2.2 Bylaws. The Bylaws of Civic in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until duly amended or repealed.

          2.3  Directors and Officers.

          (a) The directors of the Surviving Bank shall be the directors of Civic immediately prior to the Effective Time, and such additional persons as may thereafter be elected. Such persons shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

          (b) The executive officers of the Surviving Bank shall be the executive officers of Civic immediately prior to the Effective Time, and such additional persons as may thereafter be elected. Such persons shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

          3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Civic, ECB, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of capital stock of Civic and of BanCorp issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of ECB common stock (excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in
Section 3.2) issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding and shall be converted into and exchanged for the right to receive a dollar amount equal to the Per Share Merger Consideration.

          (c) Each ECB Option shall be canceled in exchange for the right to receive an amount of cash equal to (i) the Per Share Merger Consideration less the exercise price for such ECB Option, multiplied by (ii) the number of shares issuable upon exercise of such ECB Option.

          3.2 Dissenting Shareholders. Any holder of shares of ECB common stock who perfects his dissenters' rights in accordance with and as contemplated by applicable provisions of California law shall be entitled to receive the value of such shares in cash as determined pursuant to such provisions of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of California law and surrendered to ECB the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of ECB fails to perfect, or effectively withdraws or loses, his right to appraisal of and payment for his shares, Civic shall issue and deliver the consideration to which such holder of shares of ECB common stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of ECB common stock held by him.

                                   ARTICLE 4

                                PAYMENT OF CASH

          4.1 Exchange Procedures. Promptly after the Effective Time, Civic and ECB shall cause the exchange agent selected by Civic (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of ECB common stock and each holder of ECB Options immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions, which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent. Each outstanding ECB Option shall be canceled in exchange for the right to receive an amount of cash equal to the Per Share Merger Consideration less the exercise price for each share of ECB common Stock issuable upon exercise of such option. The Certificate or Certificates of ECB common stock so delivered and the cancellation of ECB Options shall be duly endorsed or signed as the Exchange Agent may require. In the event of a transfer of ownership of shares of ECB common stock represented by Certificates which is not registered in the transfer records of ECB, the consideration provided in
Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of
(i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Civic and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of ECB common stock (other than shares as to which statutory dissenters' rights have been perfected as provided in Section 3.2) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, and each holder of an ECB Option shall receive in exchange for cancellation of such ECB Option the consideration provided in Section 3.1. Civic shall not be obligated to deliver the consideration to which any former holder of ECB common stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange or until a holder of an ECB Option agrees to cancellation of such ECB Option as provided in this Section 4. 1. Civic shall use its best efforts to cause the Exchange Agent to pay such consideration as soon as practicable and in any event no later than 10 days after surrender of a Certificate or cancellation of an Option. Any other provision of this Agreement notwithstanding, neither Civic nor the Exchange Agent shall be liable to a holder of ECB common stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Approval of this Agreement by the shareholders of ECB shall constitute ratification of the appointment of the Exchange Agent.

          4.2 Rights of Former ECB Shareholders. At the Effective Time, the stock transfer books of ECB shall be closed as to holders of ECB common stock immediately prior to the Effective Time and no transfer of ECB common stock by any such holder shall thereafter be made or recognized except as provided in
Section 4.1. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of

ECB common stock shall, from and after the Effective Time, represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.2 in exchange therefor.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF ECB

          ECB hereby represents and warrants to Civic and BanCorp as follows:

          5.1 Organization, Standing, and Power. ECB is a state-licensed bank duly incorporated, validly existing, and in good standing under the laws of the State of California and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets.
The minute book and other organizational documents for ECB have been made available to Civic for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

          5.2  Authority of ECB; No Breach By Agreement.

          (a) ECB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ECB, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of ECB common stock, which is the only vote required for approval of this Agreement and consummation of the Merger by ECB. Subject to such requisite shareholder approval and the approval of the Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of ECB, enforceable against ECB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by ECB, nor the consummation by ECB of the transactions contemplated hereby, nor compliance by ECB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ECB's Articles of Incorporation or Bylaws or any resolution adopted by the Board of Directors or the shareholders of ECB, or (ii) constitute or result in a Default under, or except as disclosed in Section 5.2 of the ECB Disclosure Memorandum, require any Consent pursuant to, or result in the creation of any Lien of ECB under, any Contract or Permit of ECB, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect, or,
(iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to ECB or any of its material Assets (including any

Civic Entity or ECB becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Civic Entity or ECB being reassessed or revalued by any Taxing authority).

          (c) Other than (i) in connection or compliance with the provisions of applicable state and federal banking laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (iv) Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by ECB of the Merger and the other transactions contemplated in this Agreement.

          5.3  Capital Stock.

          (a) The authorized capital stock of ECB consists of 20,000,000 shares of ECB common stock, of which 563,442 shares are issued and outstanding, and 10,000,000 shares of preferred stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of capital stock of ECB are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of ECB has been issued in violation of any preemptive rights of the current or past shareholders of ECB.

          (b) ECB has granted options to acquire 75,100 shares of ECB common stock at a weighted average exercise price of $9.25 per share, for an aggregate exercise consideration of $694,675.

          (c) Except as set forth above, there are no shares of capital stock or other equity securities of ECB outstanding and no outstanding Equity Rights relating to the capital stock of ECB.

          5.4  ECB Subsidiaries.  ECB has no Subsidiaries.

          5.5 Financial Statements. Each of the ECB Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the financial position of ECB as at the respective dates and the results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

          5.6 Absence of Undisclosed Liabilities. ECB has no Liabilities that are reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect, except Liabilities which are accrued or reserved against in the balance sheet of ECB as of June 30, 1999, included in the ECB Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto and except for Liabilities and expenses related to establishment of a proposed branch office in Walnut Creek, California. ECB has not incurred or paid any Liability since June 30, 1999, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

          5.7 Absence of Certain Changes or Events. Since June 30, 1999, except as disclosed in the ECB Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect, and (ii) ECB has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ECB provided in Article 7.

          5.8  Tax Matters.

          (a) All Tax Returns required to be filed by or on behalf of ECB have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year-end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have an ECB Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, an ECB Material Adverse Effect, except as reserved against in the ECB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of ECB, except for any such Liens which are not reasonably likely to have an ECB Material Adverse Effect or with respect to which the Taxes are not yet due and payable.

          (b) ECB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) The provision for any Taxes due or to become due for ECB for the period or periods through and including the date of the respective ECB Financial Statements that has been made and is reflected on such ECB Financial Statements is sufficient to cover all such Taxes.

          (d) Deferred Taxes of ECB have been provided for in accordance with GAAP.

          (e) ECB is not a party to any Tax allocation or sharing agreement, and ECB has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ECB) or has any Liability for Taxes of any Person (other than ECB) under Treasury Regulation Section 1. 1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

          (f) ECB is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect.

          (g) ECB has not made any payments, is not obligated to make any payments, and is not a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Sections 28OG or 162(m) of the Internal Revenue Code.

          (h) Exclusive of the Merger, there has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of ECB that occurred during or after any Taxable Period in which ECB incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

          (i) ECB does not have or has not had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          (j) All material elections with respect to Taxes affecting ECB have been or will be timely made.

          5.9 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the "Allowance") shown on the balance sheets of ECB included in the most recent ECB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of ECB included in the ECB Financial Statements as of dates after the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of ECB and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by ECB as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have an ECB Material Adverse Effect.

          5.10 Classified Assets. Section 5.10 of the ECB Disclosure Memorandum describes each loan, lease, other extension of credit, commitment or other interest-bearing asset currently owned by ECB that has been classified by any bank regulator, ECB's independent accountants, any consultant or other external auditor or management of ECB as "loss," "doubtful," "substandard" or "other loans specially mentioned" or classified using categories with similar import.

          5.11  Assets.

          (a) Except as disclosed or reserved against in the ECB Financial Statements delivered prior to the date of this Agreement, ECB has good and marketable title, free and clear of all Liens, to all of its Assets, except for any such Liens or other defects of title which are not reasonably likely to have an ECB Material Adverse Effect. All tangible properties used in the business of ECB are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with ECB's past practices.

          (b) All Assets which are material to ECB's business held under leases or subleases by ECB, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

          (c) ECB currently maintains insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. ECB has not received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts pending under such policies of insurance and no notices of claims in excess of such amounts have been given by ECB under such policies.

          (d) The Assets of ECB includes all Assets required to operate the business of ECB as now conducted, other than certain Assets that ECB's Year 2000 compliance plan requires ECB to purchase before December 31, 1999.

          5.12 Intellectual Property. ECB owns or has a license to use all of the Intellectual Property used by ECB in the course of its business. ECB is the owner of or has a license to any Intellectual Property sold or licensed to a third party by ECB in connection with ECB's business operations, and ECB has the right to convey by sale or license any Intellectual Property so conveyed. ECB is not in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of ECB threatened, which challenge the rights of ECB with respect to Intellectual Property used, sold or licensed by ECB in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of ECB does not infringe upon any Intellectual Property of any other person. ECB is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. No officer, director or employee of ECB is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including ECB.

          5.13 Brokered Deposits. ECB has no "brokered deposits" as defined by applicable regulations of the FDIC.

          5.14  Environmental Matters.

          (a) To the Knowledge of ECB, ECB, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect.

          (b) There is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which ECB or any of its Operating Properties or Participation Facilities (or ECB in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the emission, migration, release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by ECB or any of its Operating Properties or Participation Facilities or any neighboring property, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect.

          (c) During the period of (i) ECB's ownership or operation of its current Assets, (ii) ECB's participation in the management of any Participation Facility, or (iii) ECB's holding of a security interest in an Operating Property, there have been no emissions, migrations, releases, discharges, spillages, or disposals of Hazardous Material in, on, at, under, adjacent to, or affecting (or potentially affecting) such properties or any neighboring properties, except such as are not reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect. Prior to the period of (A) ECB's ownership or operation of any its respective current properties, (B) ECB's participation in the management of any Participation Facility, or (C) ECB's holding of a security interest in an Operating Property, to the Knowledge of ECB, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect.

          5.15 Compliance with Laws. ECB is duly licensed as a state-licensed bank with its principal office in the State of California, and its deposits are insured by FDIC. ECB has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect. Except as disclosed in Section 5.15 of the ECB Disclosure Memorandum, ECB:

          (a) is not in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

          (b) is not in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect; or

          (c) since January 1, 1996, has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that ECB is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (ii) threatening to revoke any Permits, or (iii) requiring ECB to enter into or consent to the issuance of a cease-and-desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Civic.

          5.16 Labor Relations. ECB is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is ECB a party to any collective bargaining agreement, nor is there any strike or other labor dispute involving ECB, pending or threatened, nor to the Knowledge of ECB is there any activity involving any ECB employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          5.17  Employee Benefit Plans.

          (a) ECB has disclosed in Section 5.17 of the ECB Disclosure Memorandum, and has delivered or made available to Civic prior to the execution of this Agreement, copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans (or a description if such plan is not written), including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by ECB or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries, and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "ECB Benefit Plans"). Any of the ECB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "ECB ERISA Plan." Each ECB ERISA Plan which is also a "defined benefit plan" (as defined in Section 4140) of the Internal Revenue Code) is referred to herein as a "ECB Pension Plan." No ECB Pension Plan is or has been a multiemployer plan within the meaning of
Section 3(37) of ERISA.

          (b) All ECB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect. Each ECB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and ECB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of ECB, ECB has not engaged in a transaction with respect to any ECB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject ECB to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect.

          (c) No ECB Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any ECB Pension Plan, (ii) no change in the actuarial assumptions with respect to any ECB Pension Plan, and (iii) no increase in benefits under any ECB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect or materially adversely affect the funding status of any such plan. No ECB Pension Plan or any "single employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by ECB, or the single-employer plan of any entity which is considered one employer with ECB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have an ECB Material Adverse Effect. ECB has not provided, nor is it required to provide, security to an ECB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401 (a)(29) of the Internal Revenue Code.

          (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by ECB with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have an ECB Material Adverse Effect. ECB has not incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have an ECB Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for ECB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (e) ECB has no Liability for retiree health and life benefits under any of the ECB Benefit Plans and there are no restrictions on the rights of ECB to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have an ECB Material Adverse Effect.

          (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director, officer or any employee of ECB from ECB under any ECB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any ECB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of ECB and its beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the ECB Financial Statements to the extent required by and in accordance with GAAP.

          5.18 Material Contracts. Except as reflected in the ECB Financial Statements, neither ECB nor any of its Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000,
(ii) any Contract relating to the borrowing of money by ECB or the guarantee by ECB of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances and trade payables), (iii) any Contract which prohibits or restricts ECB from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract relating to the provision of data processing, network communication, or other technical services to or by ECB, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by ECB with the SEC (assuming ECB were subject to the reporting requirements of the 1934 Act) as of the date of this Agreement (together with all Contracts referred to in Sections 5.11 and 5.18(a), the "ECB Contracts"). With respect to each ECB Contract: (i) the Contract is in full force and effect; (ii) ECB is not in Default thereunder, (iii) ECB has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of ECB, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of ECB for money borrowed is prepayable at any time by ECB without penalty or premium.

          5.19 SBA Status. ECB is approved to conduct operations as a "Preferred Lender" by the SBA under the Small Business Administration Act of 1953 (the "SBA Act"). All loans originated by ECB under the SBA's loan guarantee program have been originated in full compliance with the rules and regulations of the SBA and the SBA Act except to the extent that any noncompliance with not be reasonably likely to result in an ECB Material Adverse Effect. ECB has not received any notice from the SBA that calls into question ECB's compliance with the rules and regulations of the SBA in any respect. Except as set forth on Section 5.19 of the ECB Disclosure Memorandum, the SBA has not given ECB notice that it will not honor its guarantee with respect to any outstanding loan originated by it.

          5.20 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of ECB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against ECB, or against any director, employee or employee benefit plan of ECB, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against ECB that are reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect.

          5.21 Brokers and Finders. ECB represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, other than its engagement of First Security Van Kasper.

          5.22 Reports. Since January 1, 1996, to the best Knowledge of members of ECB's current management, ECB has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          5.23 Anti-Takeover Provisions. ECB has taken all action so that entering into this Agreement and the transactions contemplated by this Agreement do not and will not result in the grant of any rights to any person under the Articles of Incorporation, Bylaws, other governing instruments, any rights agreement or other agreement commonly known as a poison pill and to which ECB is a party or enable or require any rights thereunder to be exercised, distributed or triggered.

          5.24 Board Recommendation. The Board of Directors of ECB, at a meeting duly called and held or by written consent, has by unanimous vote of those directors present (who constituted a majority of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of ECB common stock approve this Agreement.

          5.25 Y2K. ECB is in compliance with all policies and directives issued by Regulatory Authorities with respect to preparedness for Year 2000 data processing and other operations. Section 5.25 of the ECB Disclosure Memorandum sets forth a summary of the steps taken or planned to ensure such compliance.

          5.26 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by ECB or any Affiliate thereof to Civic pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by ECB or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to ECB's shareholders in connection with the

Shareholders' Meeting, and any other documents to be filed by ECB or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of ECB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, from the date of such mailing through the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that ECB or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                                   ARTICLE 6

              REPRESENTATIONS AND WARRANTIES OF CIVIC AND BANCORP

          Civic and BanCorp hereby represent and warrant to ECB as follows:

          6.1 Organization, Standing, and Power. Civic is a state-licensed bank duly incorporated, validly existing, and in good standing as a commercial bank under the laws of the State of California and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. BanCorp is duly incorporated, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Civic is a wholly-owned Subsidiary of BanCorp. Civic BanCorp is registered as a bank holding company with the FRB.

          6.2  Authority of Civic and BanCorp; No Breach By Agreement.

          (a) Civic and BanCorp have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Civic and BanCorp. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Civic and BanCorp, enforceable against them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Civic or BanCorp, nor the consummation by Civic or BanCorp of the transactions contemplated hereby, nor compliance by Civic with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Civic's or BanCorp's Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Civic Entity or any resolution adopted by the board of directors or the shareholders of any Civic Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Civic Entity under, any Contract or Permit of any Civic Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Civic Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Civic Entity or any of their respective material Assets (including any Civic Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Civic Entity being reassessed or revalued by any Taxing authority).

          (c) Other than (i) in connection or compliance with the provisions of applicable federal and state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (iv) Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Civic Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Civic of the Merger and the other transactions contemplated in this Agreement.

          6.3 SEC Filings. BanCorp has timely filed and made available to ECB all SEC Documents required to be filed by any Civic Entity since December 31, 1998 (the "Civic SEC Reports"). The Civic SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Civic SEC Reports or necessary in order to make the statements in such Civic SEC Reports, in light of the circumstances under which they were made, not misleading. No Civic Subsidiary is required to file any SEC Documents.

          6.4 Financial Statements. Each of the Civic Financial Statements (including, in each case, any related notes) contained in the Civic SEC Reports, including any Civic SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of BanCorp and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

          6.5 Absence of Certain Changes or Events. Since June 30, 1999, except as disclosed in the Civic Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Civic Material Adverse Effect, and (ii) the Civic Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Civic or BanCorp provided in Article 7.

          6.6 Compliance with Laws. Civic is a state-licensed bank and its deposits are insured by FDIC. Each Civic Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Civic Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Civic Material Adverse Effect. None of the Civic Entities:

          (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments); or

          (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Civic Material Adverse Effect; or

          (c) since January 1, 1998, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Civic Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Civic Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Civic Material Adverse Effect, or (iii) requiring any Civic Entity to enter into or consent to the issuance of a cease-and-desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

          Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to ECB.

          6.7 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Civic, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against any Civic Entity, or against any director, employee or employee benefit plan of any Civic Entity, or against any Asset, interest, or right of any of them, that is reasonably like to have, individually or in the aggregate, a Civic Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any Civic Entity that are reasonably likely to have, individually or in the aggregate, a Civic Material Adverse Effect.

          6.8 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Civic Entity or any Affiliate thereof to ECB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Civic Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to ECB's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any Civic Entity or any Affiliate thereof with any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of ECB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Civic Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          6.9 Ability to Perform. Civic and BanCorp have the financial capacity to perform their obligations under this Agreement. Neither Civic nor BanCorp has any knowledge of any fact or circumstance relating to any Civic Entity that is reasonably likely to preclude the satisfaction of any condition to completion of the Merger.

          6.10 Board Approval. The Boards of Directors of Civic and BanCorp, at meetings duly called and held, have by unanimous vote of those directors present (who constituted a majority of the directors then in office) approved this Agreement.

                                   ARTICLE 7

                   CONDUCT OF BUSINESS PENDING CONSUMMATION

          7.1 Affirmative Covenants of ECB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Civic shall have been obtained, and except as otherwise expressly contemplated herein, ECB shall:

          (a) operate its business only in the usual, regular, and ordinary course;

          (b) preserve intact its business organization, Assets and goodwill and maintain its rights and franchises;

          (c) implement and perform its obligations under its Year 2000 compliance plan;

          (d)  use its best efforts to preserve its SBA lending business;

          (e) use its best efforts to cooperate with and assist Civic in seeking "Preferred Lender" status from the SBA to be effective as soon as practicable; and

          (f) take no action that would materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

          7.2 Negative Covenants of ECB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Civic shall have been obtained, and except as otherwise expressly contemplated herein, ECB covenants and agrees that it will not do or agree or commit to do any of the following:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of ECB; or

          (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $5,000 except in the ordinary course of the business of ECB consistent with past practices (which shall include the creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of ECB of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, and Liens in effect as of the date hereof that are disclosed in Section 7.2(b) of the ECB Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of ECB, or declare or pay any dividend or make any other distribution in respect of ECB's capital stock; or

          (d) except for this Agreement or pursuant to the exercise of ECB Options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of ECB common stock or any stock appreciation rights, or any option, warrant, or other Equity Right; or

          (e) adjust, split, combine or reclassify any capital stock of ECB or issue or authorize the issuance of any other securities in respect of or in substitution for shares of ECB common stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business; or

          (g) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliates of such Person would exceed $300,000 on an unsecured basis or $450,000 if secured by a lien on real estate (loan to value not exceeding 80%) or cash, provided, that consent shall be deemed granted if Civic has not communicated written notice of its objection and a brief description of the basis for its objection within one business day of delivery of all relevant documents to Civic's designated credit officer; or

          (h) grant any increase in compensation or benefits to the employees or officers of ECB, except in accordance with past practice specifically disclosed in Section 7.2(h) of the ECB Disclosure Memorandum or as required by Law; pay or agree to pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(h) of the ECB Disclosure Memorandum; and enter into or amend any severance agreements with officers of ECB; grant any material increase in fees or other increases in compensation or other benefits to directors of ECB except in accordance with past practice disclosed in Section 7.2(h) of the ECB Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

          (i) enter into or amend any employment Contract between ECB and any Person (unless such amendment is required by Law) that ECB does not have the unconditional right to terminate without Liability (other than Liability for services already rendered) at any time on or after the Effective Time; or

          (j) adopt any new employee benefit plan of ECB or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of ECB other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

          (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (l) commence any Litigation other than in accordance with past practice or except as set forth in Section 7.2(l) of the ECB Disclosure Memorandum, settle any Litigation involving any Liability of ECB for material money damages or restrictions upon the operations of ECB; or

          (m) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (other than loans) or waive, release, compromise or assign any material rights or claims.

          7.3 Affirmative Covenants of Civic and BanCorp. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of ECB shall have been obtained, and except as otherwise expressly contemplated herein, Civic and BanCorp shall (a) operate their businesses only in the usual, regular, and ordinary course, (b) preserve intact their business organizations and Assets and maintain their rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

          7.4 Notice of Adverse Changes in Condition. Each Party agrees to give written notice promptly to and confer with the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect or a Civic Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

          7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

          8.1 Proxy Statement; Shareholder Approval. As soon as reasonably practicable after execution of this Agreement, ECB shall call a Shareholders Meeting, to be held as soon as reasonably practicable, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) ECB shall prepare a Proxy Statement and mail such Proxy Statement to its shareholders,
(ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) ECB shall allow Civic and BanCorp a reasonable opportunity to review and comment on such Proxy Statement before mailing, (iv) the Board of Directors of ECB shall recommend to its respective shareholders the approval of the matters submitted for approval (subject to the Board of Directors of ECB, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to ECB's shareholders under applicable law), and (v) the Board of Directors and officers of ECB shall use their reasonable efforts to obtain such shareholders' approval (subject to the Board of Directors of ECB, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to ECB's shareholders under applicable law). The Parties shall make all necessary filings with respect to the Merger under the Securities Laws.

          8.2 Applications. Civic shall promptly prepare and file, and ECB shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

          8.3 Filings with DFI and State Offices. Upon the terms and subject to the conditions of this Agreement, Civic shall execute and file the Certificate of Merger with the Commissioner and the Secretary of State of the State of California in connection with the Closing.

          8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement (and, if reasonably practicable, by January 31, 2000), the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9, provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          8.5  Investigation and Confidentiality.

          (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement or as required by legal process. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

          (c) The terms of the separate confidentiality agreement between ECB and Civic shall remain in effect. BanCorp agrees to comply with such agreement.

          (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to either Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of either Party or which has had or is reasonably likely to have an ECB Material Adverse Effect or a Civic Material Adverse Effect, as applicable.

          8.6 Press Releases. Prior to the Effective Time, ECB and Civic shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

          8.7 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, (a) neither ECB nor any Affiliate thereof nor any Representatives thereof retained by ECB shall directly or indirectly solicit any Acquisition Proposal by any Person and (b) no Civic Entity nor any Affiliate thereof or Representative thereof retained by any Civic Entity shall directly or indirectly solicit any Acquisition Proposal by any Person unless such Acquisition Proposal contemplates the full performance by Civic and BanCorp of their obligations under this Agreement. Except to the extent the Board of Directors of either Party, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to its shareholders under applicable law, neither ECB nor any Affiliate or Representative nor any Civic Entity nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but either Party may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof, and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. ECB and all Civic Entities shall
(i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

          8.8 Charter Provisions. Each Party shall take, and shall cause its Subsidiaries to take, all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation or Association, Bylaws or other governing instruments of such Party or any of its Subsidiaries.

          8.9  Employee and Director Benefits and Contracts.

          (a) Civic, in its sole discretion, may elect to terminate the ECB 401(k) or to discontinue contributions to the ECB 401(k) Plan following the Effective Time of the Merger, to cause ECB to terminate the ECB 401(k) Plan or to discontinue contributions to the ECB 401(k) Plan prior to the Effective Time of the Merger, or to merge the ECB 401(k) Plan with and into the Civic 401(k) Plan after the Effective Time of the Merger. In no event shall the ECB 401(k) Plan be merged with and into the Civic 401(k) Plan, however, unless Civic determines, in its sole discretion, that: (i) the ECB 401(k) Plan is a qualified plan under Section 401(a) of the Code, both as to the form of the ECB 401(k) Plan and as to its operation; and (ii) there are not facts in existence that would be reasonably likely to adversely affect the qualified status of the ECB 401(k) Plan. If Civic determines, in its sole discretion, not to merge the ECB 401(k) Plan in to the Civic 401(k) Plan and that the ECB 401(k) Plan should be terminated prior to the Effective Time of the Merger, ECB agrees to use its best efforts to have the ECB 401(k) Plan terminated prior to the Effective Time of the Merger and to obtain an IRS determination that the ECB 401(k) Plan continues to be qualified upon termination.

          (b) As soon as practicable after the Effective Time of the Merger, all other ECB employee benefit plans will be discontinued or merged into Civic plans, in the discretion of Civic, and employees of ECB shall be come eligible for the employee benefit plans of Civic on the same terms as such plans and benefits are generally offered from time to time to employees of Civic and its subsidiaries in comparable positions with Civic or its subsidiaries. For purposes of determining such employment eligibility and vesting under the employee benefit plans of Civic, Civic shall recognize such employees' years of service with ECB beginning on the date such employees commenced employment with ECB through the Effective Time of the Merger.

          (c) ECB shall be permitted in connection with completion of the Merger to purchase directors' and officers' liability tail coverage for claims made within three years of Closing with respect to alleged acts or omissions of any of its directors or officers occurring at any time up to the Closing for an estimated cost of $22,000.

          8.10 Pre-Closing Adjustments. Immediately prior to the Closing Date, at Civic's request, ECB shall, consistent with GAAP, establish such additional accruals and reserves as of the end of the month immediately preceding the Closing Date as may be necessary to (i) reflect Civic's plans with respect to the conduct of the business of ECB following the Merger and to the extent determined by Civic to be necessary or advisable in light of the then anticipated post-closing grading, classification or disposition of certain ECB assets and (ii) make adequate provision for all costs and expenses incurred or that ECB expects to incur in connection with the Merger. No accrual or reserve made by ECB applied pursuant to this Section 8.10 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. Notwithstanding the foregoing, ECB shall not be obligated to take in any respect any such action pursuant to this Section 8.10 (other than pursuant to the preceding sentence) unless and until Civic acknowledges that, as of the date of said acknowledgment all conditions to its obligation to consummate the Merger have been satisfied or waived and Civic and ECB reasonably believe the Merger will close within five
(5) Business Days. No adjustment made under this Section 8.10 shall cause any reduction in the Aggregate Merger Consideration.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

          9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

          (a) Shareholder Approval. The shareholders of ECB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this

Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, an ECB Material Adverse Effect or a Civic Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

          (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          9.2 Conditions to Obligations of Civic and BanCorp. The obligations of Civic and BanCorp to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Civic and BanCorp pursuant to Section 11.6(a):

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of ECB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in
Section 5.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Section
5.26 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of ECB set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an ECB Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. ECB shall have duly performed and complied with in all material respects each and all of the agreements and covenants of ECB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time.

          (c) Certificates. ECB shall have delivered to Civic (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that, to the best of their Knowledge, the conditions set forth in Section 9.1 as relates to ECB and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by ECB's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Civic and its counsel shall request.

          (d) Opinion of Counsel. Civic shall have received an opinion of Leland, Parachini, Steinberg, Matzger & Melnick LLP, counsel to ECB, dated as of the Closing, in form reasonably satisfactory to Civic, as to the matters set forth in Exhibit 1.

          (e) Claims Letters. Each of the directors and officers of ECB shall have executed and delivered to Civic letters in substantially the form of
Exhibit 2.

          (f) Support Agreements. Each of the directors and executive officers of ECB shall have executed and delivered to Civic, concurrently with the execution and delivery of this Agreement, agreements in substantially the form of Exhibit 3.

          (g) Noncompetition Agreements. Each of the nonemployee directors of ECB shall have executed and delivered to Civic, concurrently with the execution and delivery of this Agreement or as soon thereafter as practicable, a noncompetition agreement in substantially the form of Exhibit 4.

          (h) CEO Agreement. Mr. C. Frederick Rowden, president and chief executive officer of ECB, shall have executed and delivered to Civic, concurrently with the execution and delivery of this Agreement, an agreement satisfactory to Civic with respect to his rights under his existing employment agreement with ECB.

          (i) CFO Agreement. Ms. Penny O'Connell, chief financial officer of ECB, shall have executed and delivered to Civic, concurrently with the execution and delivery of this Agreement, an agreement satisfactory to Civic by which she agrees to remain employed by ECB through completion of the Merger and, after completion of the Merger, by Civic until at least 60 days following the completion of the conversion of ECB's information systems to Civic's information systems.

          (j) SBA Department. The key personnel in ECB's SBA department shall have indicated their intention of remaining with Civic after completion of the Merger.

          (k) ECB Adjusted Shareholders' Equity. At least five Business Days prior to the Effective Time of the Merger, ECB shall provide Civic with ECB's financial statements as of the close of business on the last day of the month prior to the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with GAAP and other applicable legal and accounting requirements, reflect all period-end accruals and other adjustments, shall show a calculation of ECB's Adjusted Shareholders' Equity and shall be certified by ECB's chief financial officer. At the close of business on the last day of the month preceding the Effective Time of the Merger, ECB's Adjusted Shareholders' Equity, as determined in accordance with such financial statements shall be:

          (a) not less than $5,976,000 if the Effective Time of the Merger occurs in December 1999;

          (b) not less than $6,016,000 if the Effective Time of the Merger occurs in January 2000;

          (c) not less than $6,056,000 if the Effective Time of the Merger occurs in February 2000;

          (d) not less than $6,096,000 if the Effective Time of the Merger occurs in March 2000.

          (l) Merger Expenses. ECB's actual and anticipated expenses (whether expensed or capitalized under GAAP) for attorneys' fees, accountants' fees, printing costs, fairness opinion and advisers' fees and similar expenses related to the merger shall not exceed $200,000.

          9.3 Conditions to Obligations of ECB. The obligations of ECB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by ECB pursuant to Section 11.6(b):

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Civic set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Civic set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Civic Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Civic and BanCorp shall have duly performed and complied with in all material respects each and all of the agreements and covenants of Civic and BanCorp to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time.

          (c)  Certificates.  Civic and BanCorp each shall have delivered to ECB
(i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that, to the best of their Knowledge, the conditions set forth in Section 9.1 as relates to Civic and BanCorp and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Civic's and BanCorp's Boards of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as ECB and its counsel shall request.

          (d) Fairness Opinion. ECB shall have received an opinion of its financial adviser, dated no later than the date on which ECB mails the Proxy Statement for its Shareholders' Meeting, to the effect that the consideration to be paid to the shareholders of ECB upon completion of the Merger is fair from a financial point of view to the shareholders of ECB.

          (e) Opinion of Counsel. ECB shall have received an opinion of McCutchen, Doyle, Brown & Enersen, LLP, counsel to Civic, dated as of the Effective Time, in form reasonably acceptable to ECB, as to the matters set forth in Exhibit 5.

                                  ARTICLE 10

                                  TERMINATION

          10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of ECB and Civic or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time.

          (a)   By mutual consent of Civic and ECB; or

          (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, an ECB Material Adverse Effect or a Civic Material Adverse Effect, as applicable, on the breaching Party; or

          (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of ECB fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

          (e) By either Party in the event that the Merger shall not have been consummated by March 31, 2000, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e).

          10.2  Effect of Termination.

          (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.5(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b) or 10.1(c) shall not relieve the breaching Party from liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

          (b) If this Agreement is terminated by Civic and BanCorp pursuant to Sections 10.1(b) or 10.1(c) as a result of a willful act or omission by ECB, ECB shall reimburse Civic and BanCorp for their expenses in connection with this transaction in an amount equal to the greater of $300,000 or the documented amount of reasonable expenses hereunder. If ECB enters into an Acquisition Proposal with a third party before or within 12 months after such termination or abandonment, ECB shall pay to Civic and BanCorp liquidated damages of $1,000,000 in consideration of their direct costs and expenses, indirect costs and expenses, including management time devoted to analysis of, negotiation of and preparation for the transactions contemplated by this Agreement, lost opportunity cost and their loss as a result of the failure to complete the transactions contemplated by this Agreement. Any expenses paid pursuant to the first sentence of this section shall be a credit against such liquidated damages.

          (c) If this Agreement is terminated by ECB pursuant to Sections 10.1(b) or 10.1(c) as a result of a willful act or omission by Civic or BanCorp, Civic shall reimburse ECB for its expenses in connection with this proposed transaction in an amount equal to the greater of $300,000 or the documented amount of reasonable expenses hereunder. If Civic or BanCorp enters into an Acquisition Proposal with a third party before or within 12 months after such termination or abandonment and such Acquisition Proposal does not permit Civic or BanCorp to acquire or merge with ECB as contemplated by this Agreement, Civic and BanCorp shall pay to ECB liquidated damages of $1,000,000 in consideration of its direct costs and expenses, indirect costs and expenses, including management time devoted to analysis of, negotiation of and preparation for the transactions contemplated by this Agreement, lost opportunity cost and their loss as a result of the failure to complete the transactions contemplated by this Agreement. Any expenses paid pursuant to the first sentence of this section shall be a credit against such liquidated damages.

                                  ARTICLE 11

                                 MISCELLANEOUS

          11.1  Definitions.

          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

               "1933 Act" shall mean the Securities Act of 1933, as amended.

               "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries, unless the shareholders of such Party immediately before such transaction would hold at least a majority of the outstanding equity securities of the acquiring or surviving entity after completion of such transaction.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person (including an equity interest in the surviving corporation in any merger between a Party and a third party); or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Aggregate Merger Consideration" shall mean $14,605,250.

          "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "Certificate of Merger" shall mean the Certificate of Merger to be executed by Civic and filed with the Secretary of State of the State of California and the Commissioner relating to the Merger as contemplated by
Section 1.1.

          "Civic Capital Stock" shall mean, collectively, the Civic common stock and any other class or series of capital stock of Civic BanCorp.

          "Civic common stock" shall mean the common stock, no par value, of Civic BanCorp.

          "Civic Entities" shall mean, collectively, Civic BanCorp, CivicBank of Commerce, and all Civic Subsidiaries.

          "Civic Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Civic BanCorp as of December 31, 1998 and 1997, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1998, 1997 and 1996, and (ii) the consolidated statements of condition of Civic BanCorp (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended after December 31, 1998.

          "Civic Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Civic Bank Corporation, taken as a whole, or (ii) the ability of Civic to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks, and (c) actions and omissions of any Civic Entity taken with the prior informed written consent of ECB in contemplation of the transactions contemplated hereby.

          "Civic Subsidiaries" shall mean the direct and indirect Subsidiaries of BanCorp, which shall include any entity acquired as a Subsidiary of BanCorp in the future and held as a Subsidiary by BanCorp at the Effective Time.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Commissioner" shall mean the Commissioner of Financial Institutions of the State of California.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
(iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

          "ECB" shall mean East County Bank

          "ECB Adjusted Shareholders' Equity" shall mean the shareholders' equity of ECB determined in accordance with GAAP (other than changes required by FASB 115), except that all actual and anticipated expenses for attorneys' fees, accountants' fees, printing costs, fairness opinion and advisers' fees and similar expenses related to the Merger shall be treated as expenses, even if they would be capitalized under GAAP.

          "ECB common stock" shall mean the no par value common stock of ECB.

          "ECB Disclosure Memorandum" shall mean the written information delivered concurrently with delivery of this Agreement or as soon thereafter as practicable describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

          "ECB Financial Statements" shall mean (i) the balance sheets (including related notes and schedules, if any) of ECB as of December 31, 1998 and December 31, 1997, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any, for each of the three fiscal years ended December 31, 1998, 1997 and 1996, and (ii) the balance sheets of ECB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended after December 31, 1998.

          "ECB Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of ECB, or (ii) the ability of ECB to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks, and (c) actions and omissions of ECB taken with the prior informed written Consent of Civic in contemplation of the transactions contemplated hereby.

          "ECB Option" shall mean an option granted by ECB to acquire shares of ECB common stock.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and other federal, state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, migrations, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, generation, recycling, transport, or handling of any Hazardous Material.

          "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FDIC" shall mean Federal Deposit Insurance Corporation.

          "FRB" shall mean the Board of Governors of the Federal Reserve System.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean (i) any hazardous substance, hazardous constituent, hazardous waste, solid waste, special waste, regulated substance, or toxic substance (as those terms are listed, defined or regulated by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, or any senior or executive of such Person.

          "Law" shall mean any code, law (including common law), ordinance, regulation, decision, judicial interpretation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean either ECB or BanCorp and Civic, and "Parties" shall mean ECB, BanCorp and Civic.

          "Per Share Merger Consideration" means (a) the Aggregate Merger Consideration plus the aggregate exercise price of all ECB Options outstanding immediately before the Closing, divided by (b) the number of outstanding shares of ECB common stock plus the number of shares issuable by ECB upon the exercise of all outstanding ECB Options immediately before the Closing.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement" shall mean the proxy statement used by ECB to solicit the approval of its shareholders of the transactions contemplated by this Agreement or an information statement in lieu of a proxy statement if ECB elects not to solicit proxies.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the FDIC, the DFI, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

          "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

          "SBA" shall mean the U.S. Small Business Administration.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Shareholders' Meeting" shall mean the meeting of the shareholders of ECB to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

          "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof

          "Surviving Bank" shall mean Civic as the Surviving Bank resulting from the Merger.

          "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

          (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

          Allowance                  Section 5.9
          Certificates               Section 4.1
          Closing                    Section 1.2
          ECB Benefit Plans          Section 5.17
          ECB Contracts              Section 5.18
          ECB ERISA Plan             Section 5.17
          ECB Pension Plan           Section 5.17
          Effective Time             Section 1.3
          ERISA Affiliate            Section 5.17
          Exchange Agent             Section 4.1
          Merger                     Section 1.1

          (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

          11.2  Expenses.  Except as otherwise provided in Article 10 or this
Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

          11.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including ECB Disclosure Memorandum delivered concurrently with the signing of this Agreement and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          11.4 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of ECB common stock, there shall be made no amendment that requires further approval by such shareholders without the further approval of such shareholders.

          11.5  Waivers.

          (a) Prior to or at the Effective Time, Civic or BanCorp, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ECB, to waive or extend the time for the compliance or fulfillment by ECB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Civic or BanCorp under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Civic or BanCorp.

          (b) Prior to or at the Effective Time, ECB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Civic or BanCorp, to waive or extend the time for the compliance or fulfillment by Civic or BanCorp of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ECB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ECB.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

          11.6 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          11.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          If to Civic:           CivicBank of Commerce
                                 2101 Webster Street
                                 Oakland, CA  94612
                                 Attention: Herbert Foster, President
                                 Fax:  510-836-1521

          with a copy to:        McCutchen, Doyle, Brown & Enersen, LLP
                                 Three Embarcadero Center
                                 San Francisco, CA  94111
                                 Attention: Thomas G. Reddy
                                 Fax:  415-393-2286

          If to ECB:            East County Bank
                                1411 A Street
                                Antioch, CA  94509
                                Attention: C. Frederick Rowden, President
                                Fax: 925- _________

          with a copy to:       Leland, Parachini, Steinberg,
                                Matzger & Melnick LLP
                                333 Market Street, Suite 2700
                                San Francisco, CA  94105
                                Attention: Donald G. Parachini
                                Fax: 415-974-1520

          11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California, except to the extent state law may be preempted by federal law, without regard to any applicable conflicts of Laws.

          11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          11.10 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

          11.11 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

          11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                          EAST COUNTY BANK

                                          By  _______________________
                                          Its _______________________

                                          CIVICBANK OF COMMERCE

                                          By  _______________________
                                          Its _______________________

                                          CIVIC BANCORP

                                          By  _______________________
                                          Its _______________________

                                LIST OF EXHIBITS

Exhibit Number      Description

1. Matters as to which Leland, Parachini, Steinberg, Matzger & Melnick will opine (Section 9.2(d)).

2.                  Form of Claims Letter (Section 9.2(e)).

3.                  Form of ECB Director/Officer Support Agreement (Section
                    9.2(f)).

4.                  Form of Noncompetition Agreement (Section 9.2(g)).

5. Matters as to which McCutchen, Doyle, Brown & Enersen, LLP will opine (Section 9.3(d)).